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EXHIBIT 99.1

KFX APPOINTS DR. ROBERT S. KAPLAN TO BOARD OF DIRECTORS
Monday January 10, 8:01 am ET

DISTINGUISHED HARVARD BUSINESS SCHOOL PROFESSOR AND OPERATIONS EXPERT INCREASES BOARD'S INDEPENDENT MAJORITY

DENVER, Jan. 10 /PRNewswire-FirstCall/ -- KFx Inc. (Amex: KFX - News) today announced that it has appointed Dr. Robert S. Kaplan, 64, to the company's Board of Directors. The appointment brings the size of KFx's board to 9 members and increases the independent majority. Dr. Kaplan will serve as a Class III director with his term expiring in 2007.

"Dr. Kaplan brings outstanding expertise in operations, cost management and strategic implementation to our board, which should serve us well as we continue to progress toward the commercialization of our K-Fuel(TM) technology," said Ted Venners, Chairman and CEO of KFx. "We look forward to his insight, direction and future contributions to our company."

Dr. Robert S. Kaplan is the Marvin Bower Professor of Leadership Development at the Harvard Business School. He has served on the HBS faculty for 20 years, after spending 16 years at Carnegie-Mellon, where he departed after serving six years as dean of its business school. An accomplished researcher, educator, consultant and author, including 12 books and 14 Harvard Business Review articles, Professor Kaplan focuses on linking cost and performance management systems to strategy implementation and operational excellence. The Financial Times has included Professor Kaplan among its list of Top 25 Business Thinkers and he has additionally been named to the Top 50 Thinkers and Writers on Management Topics by the Accenture Institute for Strategic Change in 2002 and 2003. He has consulted on the design of performance and cost management systems with many leading companies. His latest book, "Strategy Maps," co-written with David Norton, was published in 2004.

About KFx

KFx provides solutions to help coal-burning industries increase energy production while meeting emissions standards. The Company's mission is to deploy its patented K-Fuel(TM) technology to transform abundant U.S. reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of
Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.